Exhibit 99.1

BANKUNITED, INC. REPORTS FIRST QUARTER 2020 RESULTS

Miami Lakes, Fla. — April 29, 2020 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended March 31, 2020.
“The COVID-19 pandemic has altered life as we know it. While extraordinary changes in the economic backdrop and the implications of the COVID-19 outbreak had a material impact on our provision for credit losses this quarter, BankUnited’s capital and liquidity positions are strong. We are prepared to navigate these challenging circumstances and are intently focused on doing what we can to support our customers, communities and employees in these unprecedented times. I would be remiss not to add that I am extremely proud of the commitment demonstrated by our employees, many of whom have been working around the clock to help our clients during this difficult time. I am confident we will emerge stronger on the other side of this pandemic, well positioned to partner with our customers as they chart a path forward,” said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended March 31, 2020, the Company reported a net loss of $(31.0) million, or $(0.33) per diluted share, compared to net income of $66.0 million, or $0.65 per diluted share, for the quarter ended March 31, 2019. Results for the quarter ended March 31, 2020 were negatively impacted by the application of the Current Expected Credit Losses ("CECL") accounting methodology, including the expected impact of COVID-19 on the provision for credit losses.
Our Response to the COVID-19 Pandemic
The COVID-19 pandemic has caused substantial disruption to the global economy and the communities we serve. In response to the pandemic, we have:

•	Prioritized the well-being of our employees, operational resilience, liquidity, support to our customers, and asset quality.

•	Activated our business continuity and contingency funding plans.

•	Enabled 79% of our total employees, and 97% of our non-branch employees, to work remotely. We have not experienced any significant operational issues or disruptions in customer service as a result.

•	Expanded certain employee benefits and launched a number of programs to keep our employees healthy and engaged.

•
Implemented modified service models for all of our branches. To promote social distancing, customers are being served in these branches through drive through or lobby appointments only, and in some cases, with reduced hours. 24% of our retail branches are temporarily closed based on customer traffic counts and staffing levels.

•	Supported our clients through participating in the Small Business Administration’s Paycheck Protection Program ("PPP"), and granting forbearance, deferrals and fee waivers on a case-by-case basis.

•	Enhanced daily monitoring of liquidity trends and deposit flows, and confirmed and optimized sources of contingent liquidity.

•	Pro-actively reached out to all of our borrowers with total credit exposure of $5 million or more, and to all borrowers in certain high-risk segments to assess the potential impact of COVID-19.

•	Segregated certain segments of the loan portfolio for enhanced monitoring, including franchise finance, hotels and retail.

•	Augmented our stress testing protocols.
We remain confident in our long-term underlying strength and stability, and our ability to navigate these challenging conditions.

Financial Highlights

•
The Company and its banking subsidiary exceeded all regulatory guidelines required to be considered well capitalized at March 31, 2020. The Company's and the Bank's CET1 risk-based capital ratios were 11.8% and 12.9% at March 31, 2020, respectively. The Company's and the Bank's Tier 1 leverage ratios were 8.5% and 9.3% at March 31, 2020, respectively.

•	Our liquidity position remains strong. At March 31, 2020, the Bank had total same day available liquidity of approximately $8.5 billion.

•
Non-interest bearing demand deposits grew by $305 million for the quarter ended March 31, 2020, to 18.4% of total deposits at March 31, 2020 compared to 17.6% of total deposits at December 31, 2019 and 15.9% of total deposits one year ago. Total deposits grew by $606 million for the quarter ended March 31, 2020.

•
The average cost of total deposits declined to 1.36% for the quarter ended March 31, 2020, from 1.48% for the immediately preceding quarter ended December 31, 2019, and 1.67% for the quarter ended March 31, 2019. On a spot basis, the average annual percentage yield ("APY") on total interest-bearing deposits declined to 1.35% at March 31, 2020 from 1.71% at December 31, 2019, reflecting recent actions taken to reduce the cost of deposits.

•
The provision for credit losses totaled $125.4 million for the quarter ended March 31, 2020, reflecting the application of the CECL methodology and encompassing the expected economic impact of the COVID-19 pandemic. The provision included approximately $93 million related to changes in the economic forecast since the initial adoption of CECL on January 1, 2020 and was impacted by an increase of approximately $16 million in specific reserves during the quarter. Most of the increase in specific reserves related to credits in the franchise finance portfolio segment. The provision for credit losses, excluding the portion related to unfunded commitments, was 0.53% of average loans for the quarter ended March 31, 2020. For the quarter ended March 31, 2019, the Company recorded a provision for loan losses, under the incurred loss model, of $10.3 million.

•
The Allowance for Credit Losses ("ACL") represented our current estimate of expected lifetime credit losses from the loan portfolio and totaled $251 million, or 1.08% of total loans, at March 31, 2020. Upon initial adoption of CECL, at January 1, 2020, the ACL was 0.59% of total loans and at December 31, 2019, calculated under an incurred loss methodology, the ACL was 0.47% of total loans.

•
Pre-tax, pre-provision income totaled $85.0 million for the quarter ended March 31, 2020 compared to $100.5 million for the quarter ended March 31, 2019. Pre-tax, pre-provision income for the quarter ended March 31, 2020 included a $5.0 million unrealized loss on marketable equity securities, resulting from the impact on markets of the COVID-19 crisis. Inclusive of this $5.0 million unrealized loss, loss on investment securities was $(3.5) million for the quarter ended March 31, 2020 compared to a gain on investment securities of $5.8 million for the comparable quarter of the prior year, a negative variance of $9.2 million. Additional factors contributing to the decline in pre-tax, pre-provision income were a $10.3 million decline in net interest income, discussed further below, partially offset by a $7.8 million decrease in total non-interest expense.

•
The net interest margin, calculated on a tax-equivalent basis, was 2.35% for the quarter ended March 31, 2020, compared to 2.41% for the immediately preceding quarter ended December 31, 2019 and 2.54% for the quarter ended March 31, 2019. Both yields on interest earning assets and the cost of interest bearing liabilities declined for the quarter ended March 31, 2020 as compared to the quarters ended December 31, 2019 and March 31, 2019; however, the repricing of interest bearing liabilities, particularly deposits, lagged the repricing of interest earning assets.

•
Stockholders' equity was impacted by a decline of $291.8 million in accumulated other comprehensive income for the quarter ended March 31,2020, attributed to an increase in unrealized losses on investment securities available for sale and derivative instruments. The Company currently expects to recover the amortized cost basis of its available for sale securities portfolio. Share repurchases totaling approximately $101 million during the quarter ended March 31, 2020 also impacted stockholders' equity. As previously reported, the Company has temporarily suspended its share repurchase program.

•
As previously reported, the Company announced an increase of $0.02 in its quarterly cash dividend to $0.23 per common share, reflecting a 10% increase from the previous quarterly cash dividend of $0.21 per common share.

Capital
The Company's and BankUnited, N.A.'s regulatory capital ratios at March 31, 2020 and December 31, 2019 were as follows:

	March 31, 2020		December 31, 2019		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.5%	9.3%	8.9%	9.3%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	11.8%	12.9%	12.3%	12.9%	6.5%
Total risk-based capital	12.6%	13.7%	12.8%	13.4%	10.0%
As permitted by a recently issued inter-agency interim final rule, the Company has elected the option to temporarily delay the effects of the adoption of CECL on regulatory capital for two years, followed by a three-year transition period. On a fully phased in basis, at March 31, 2020, the Company's and the Bank's CET1 risk-based capital ratios would have been 11.5% and 12.6%, respectively.
The primary reason for the decline in the Company's regulatory capital ratios from December 31, 2019 to March 31, 2020 was share repurchases executed during the first quarter. During the quarter ended March 31, 2020, the Company repurchased approximately 3.3 million shares of its common stock for an aggregate purchase price of $101 million, at a weighted average price of $30.36 per share.
Liquidity
BankUnited's liquidity position remains strong. At March 31, 2020, same day available liquidity totaled approximately $8.5 billion, including cash, borrowing capacity at the Federal Home Loan Bank of Atlanta and the Federal Reserve Discount Window and Federal Funds lines of credit. Additional sources of liquidity include cash flows from operations, wholesale deposits, cash flow from the Bank's amortizing securities and loan portfolios. At March 31, 2020, BankUnited had available borrowing capacity at the Federal Home Loan Bank of $4.5 billion, unused borrowing capacity at the Federal Reserve of $3.3 billion and unused Federal funds lines of credit totaling $225 million. The Bank utilizes the Federal Reserve's Paycheck Protection Program Liquidity Facility to provide liquidity to fund PPP loans.
Asset Quality and the Allowance for Credit Losses
Effective January 1, 2020, the Company adopted the Current Expected Credit Losses ("CECL") methodology for estimating its ACL as prescribed by Accounting Standards Codification ("ASC") 326. This accounting standard establishes a single framework for estimating expected credit losses for all financial assets carried at amortized cost and certain off-balance sheet credit exposures. The framework requires that management's estimate reflect expected credit losses over the remaining lives of financial instruments and consider historical events, current conditions and reasonable and supportable economic forecasts.
The following table presents the ACL at the dates indicated, related ACL coverage ratios, as well as net charge-off rates for the quarter ended March 31, 2020 and the year ended December 31, 2019 (dollars in thousands):

	ACL	ACL to Total Loans	ACL to Non-Performing Loans	Net Charge-offs to Average Loans
December 31, 2019 (incurred loss)	$108,671	0.47%	53.07%	0.05%
January 1, 2020 (initial date of CECL adoption)	$135,976	0.59%	66.4%	N/A
March 31, 2020 (expected loss)	$250,579	1.08%	126.41%	0.13%
The Company based its reasonable and supportable forecast used in estimating the ACL at March 31, 2020 on Moody's March Mid-Cycle Baseline forecast dated March 27, 2020. This forecast incorporated a number of macroeconomic variables and other data and featured a peak-to-trough drop of approximately 20% in real GDP and a national unemployment rate approaching 9% in the second quarter 2020, with recovery beginning in the second half of 2020. For the quarter ended March 31, 2020, the Company recorded a provision for credit losses of $125.4 million, which included $3.6 million related to unfunded loan commitments.

The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended March 31,
	2020	2019
Beginning balance	$108,671	$109,931
Cumulative effect of adoption of CECL	27,305	—
Balance after adoption of CECL	135,976	109,931
Provision	121,865	10,281
Charge-offs	(7,806)	(6,133)
Recoveries	544	624
Ending balance	$250,579	$114,703
Non-performing loans totaled $198.2 million or 0.85% of total loans at March 31, 2020, compared to $204.8 million or 0.88% of total loans at December 31, 2019. Non-performing loans included $49.1 million and $45.7 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.21% and 0.20% of total loans at March 31, 2020 and December 31, 2019, respectively.
The following table shows the composition of the Company's criticized and classified commercial loans at the dates indicated (dollars in thousands):

	March 31, 2020	December 31, 2019
Special Mention	$288,148	$72,881
Substandard accruing	238,786	180,380
Substandard non-accruing	181,278	185,906
Total criticized and classified	$708,212	$439,167
Percent of total loans	3.10%	1.90%
The increase in special mention and substandard accruing loans was primarily attributed to downgrades in the Bridge franchise finance portfolio during the quarter ended March 31, 2020.
Loans and Leases
A comparison of loan and lease portfolio composition at the dates indicated follows (dollars in thousands):

	March 31, 2020		December 31, 2019
Residential and other consumer loans	$5,634,823	24.4%	$5,661,119	24.5%
Multi-family	1,967,578	8.5%	2,217,705	9.6%
Non-owner occupied commercial real estate	4,987,798	21.5%	5,030,904	21.7%
Construction and land	222,223	1.0%	243,925	1.1%
Owner occupied commercial real estate	2,026,510	8.7%	2,062,808	8.9%
Commercial and industrial	5,008,573	21.6%	4,655,349	20.1%
Pinnacle	1,187,607	5.0%	1,202,430	5.2%
Bridge - franchise finance	647,699	2.8%	627,482	2.6%
Bridge - equipment finance	649,154	2.8%	684,794	3.0%
Mortgage warehouse lending	852,313	3.7%	768,472	3.3%
	$23,184,278	100.0%	$23,154,988	100.0%
Operating lease equipment, net	$684,563		$698,153

For the quarter ended March 31, 2020, total loans grew by $29 million. Commercial and industrial loans grew by $353 million and mortgage warehouse outstandings increased by $84 million due to increased utilization. The decline in multi-family balances was driven primarily by continued runoff of the New York portfolio. Residential activity for the quarter included purchases of approximately $286 million in GNMA early buyout loans, offset by approximately $202 million in re-poolings and paydowns. The core portfolio experienced a net decline of approximately $111 million driven by higher prepayment speeds in the current rate environment.
The following table presents loan portfolio sub-segments that, in light of current circumstances, have been identified for enhanced monitoring as of March 31, 2020 (dollars in thousands):

	March 31, 2020
	Amount	% of Total Loans
Retail exposure in the CRE portfolio	$1,446,599	6.2%
Retail exposure in the C&I portfolio (1)	346,915	1.5%
Bridge - franchise finance	647,699	2.8%
Hotel	619,482	2.7%
Airlines	84,649	0.4%
Cruise lines	71,374	0.3%
Energy	46,348	0.2%
	$3,263,066	14.1%

(1)	Includes $216 million of owner-occupied commercial real estate loans.
There is also exposure to energy in the operating lease portfolio, primarily railcars, totaling $291 million at March 31, 2020.
Investment Securities
Investment securities totaled $7.9 billion at March 31, 2020 compared to $7.8 billion at December 31, 2019, substantially all of which were available for sale ("AFS"). The AFS portfolio was in a net unrealized loss position of $249.8 million at March 31, 2020, compared to a net unrealized gain position of $38.3 million at December 31, 2019. Unrealized losses were primarily attributable to spread widening. The majority of the unrealized losses at March 31, 2020 related to the private label commercial mortgage backed security ("CMBS") and collateralized loan obligation ("CLO") portfolio segments. The CMBS and CLO portfolio segments, which totaled $1.6 billion and $1.1 billion at March 31, 2020, respectively, were in net unrealized loss positions of $123.8 million and $74.7 million, respectively. The Company monitors its AFS securities at the individual security level to evaluate whether any of the unrealized losses are indicative of credit losses. At March 31, 2020, our security level analysis incorporated assumptions about underlying collateral defaults, delinquencies, severity and other relevant factors generally consistent with those observed at the most severe point in the global financial crisis. Based on this analysis, due in large part to the level of credit enhancement provided by the structure of these securities, none of the AFS securities were determined to be credit loss impaired.
Net interest income
Net interest income for the quarter ended March 31, 2020 decreased to $180.6 million from $190.9 million for the quarter ended March 31, 2019 and $185.3 million for the immediately preceding quarter ended December 31, 2019. Interest income and interest expense decreased by $27.7 million and $17.4 million, respectively, for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019 and by $15.3 million and $10.5 million, respectively, compared to the immediately preceding quarter. Decreases in both interest income and expense are primarily a result of decreases in benchmark interest rates.
The Company’s net interest margin, calculated on a tax-equivalent basis, decreased to 2.35% for the quarter ended March 31, 2020, from 2.41% for the immediately preceding quarter ended December 31, 2019, and 2.54% for the quarter ended March 31, 2019. Declines in yields on interest earning assets outpaced declines in average rates on interest bearing liabilities, at least in part because repricing of deposits lagged repricing of interest earning assets.

Significant factors contributing to these declines in the net interest margin included:

•
The tax-equivalent yield on loans decreased to 4.18% for the quarter ended March 31, 2020, from 4.27% for the quarter ended December 31, 2019 and 4.50% for the quarter ended March 31, 2019. The most significant factor contributing to these decreases was the impact of decreases in benchmark interest rates.

•
The tax-equivalent yield on investment securities decreased to 2.81% for the quarter ended March 31, 2020 from 3.18% for the quarter ended December 31, 2019 and 3.64% for the quarter ended March 31, 2019. The most significant factors contributing to these decreases were the impact of decreases in benchmark interest rates and, to a lesser extent, increased prepayment speeds.

•
The average rate on interest bearing liabilities decreased to 1.82% for the quarter ended March 31, 2020 from 1.96% for the quarter ended December 31, 2019 and 2.10% for the quarter ended March 31, 2019, reflecting lower average rates on interest bearing deposits, short term borrowings and FHLB advances. Decreases in the cost of interest bearing liabilities primarily reflect decreases in benchmark interest rates.

For the quarter ended March 31, 2020 the increase in average non-interest bearing demand deposits as a percentage of total deposits positively impacted the net interest margin.
Non-interest income
Non-interest income totaled $23.3 million for the quarter ended March 31, 2020 compared to $36.3 million for the quarter ended March 31, 2019.
The most significant factor contributing to the decrease in non-interest income for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019 was the decrease of $9.2 million in gain (loss) on investment securities. The loss on investment securities for the quarter ended March 31, 2020 included $5.0 million of unrealized losses on marketable equity securities offset by $1.5 million in realized gains on available for sale securities.
Non-interest expense
Non-interest expense totaled $118.9 million for the quarter ended March 31, 2020 compared to $126.7 million for the quarter ended March 31, 2019.
Significant factors contributing to the decrease in non-interest expense for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019 included:

•
Employee compensation and benefits decreased by $6.3 million, primarily due to a reduction in headcount and a decrease in equity based compensation expense related to the impact of a declining stock price on liability-classified awards.

•	Professional fees decreased by $4.7 million, primarily due to the consulting services in 2019 related to our BankUnited 2.0 initiative.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, April 29, 2020 with Chairman, President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 4568078. A replay of the call will be available from 12:00 p.m. ET on April 29th through 11:59 p.m. ET on May 6th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 4568078. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc.
BankUnited, Inc., with total assets of $33.6 billion at March 31, 2020, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 74 banking centers in 14 Florida counties and 5 banking centers in the New York metropolitan area at March 31, 2020.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.
The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates, ” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitations) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by the COVID-19 pandemic. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	March 31, 2020	December 31, 2019
ASSETS
Cash and due from banks:
Non-interest bearing	$8,905	$7,704
Interest bearing	757,793	206,969
Cash and cash equivalents	766,698	214,673
Investment securities (including securities recorded at fair value of $7,864,601 and $7,759,237)	7,874,601	7,769,237
Non-marketable equity securities	281,714	253,664
Loans held for sale	17,655	37,926
Loans	23,184,278	23,154,988
Allowance for credit losses	(250,579)	(108,671)
Loans, net	22,933,699	23,046,317
Bank owned life insurance	288,869	282,151
Operating lease equipment, net	684,563	698,153
Goodwill and other intangible assets	77,663	77,674
Other assets	670,209	491,498
Total assets	$33,595,671	$32,871,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$4,599,337	$4,294,824
Interest bearing	2,535,696	2,130,976
Savings and money market	10,323,899	10,621,544
Time	7,541,839	7,347,247
Total deposits	25,000,771	24,394,591
Federal funds purchased	—	100,000
Federal Home Loan Bank advances	5,144,409	4,480,501
Notes and other borrowings	428,579	429,338
Other liabilities	505,783	486,084
Total liabilities	31,079,542	29,890,514

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 92,406,294 and 95,128,231 shares issued and outstanding	924	951
Paid-in capital	987,757	1,083,920
Retained earnings	1,851,040	1,927,735
Accumulated other comprehensive loss	(323,592)	(31,827)
Total stockholders' equity	2,516,129	2,980,779
Total liabilities and stockholders' equity	$33,595,671	$32,871,293

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Interest income:
Loans	$234,359	$240,632
Investment securities	56,060	76,345
Other	3,720	4,852
Total interest income	294,139	321,829
Interest expense:
Deposits	82,822	97,421
Borrowings	30,741	33,507
Total interest expense	113,563	130,928
Net interest income before provision for credit losses	180,576	190,901
Provision for credit losses	125,428	10,281
Net interest income after provision for credit losses	55,148	180,620
Non-interest income:
Deposit service charges and fees	4,186	3,830
Gain on sale of loans, net	3,466	2,936
Gain (loss) on investment securities, net	(3,453)	5,785
Lease financing	15,481	17,186
Other non-interest income	3,618	6,518
Total non-interest income	23,298	36,255
Non-interest expense:
Employee compensation and benefits	58,887	65,233
Occupancy and equipment	12,369	13,166
Deposit insurance expense	4,403	4,041
Professional fees	3,204	7,871
Technology and telecommunications	12,596	11,168
Depreciation of operating lease equipment	12,603	11,812
Other non-interest expense	14,806	13,399
Total non-interest expense	118,868	126,690
Income (loss) before income taxes	(40,422)	90,185
Provision (benefit) for income taxes	(9,471)	24,213
Net income (loss)	$(30,951)	$65,972
Earnings (loss) per common share, basic	$(0.33)	$0.65
Earnings (loss) per common share, diluted	$(0.33)	$0.65

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended March 31,
	2020			2019
	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)	Average Balance	Interest (1)(2)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$22,850,065	$238,108	4.18%	$21,974,453	$245,010	4.50%
Investment securities (3)	8,107,649	56,951	2.81%	8,520,555	77,607	3.64%
Other interest earning assets	646,628	3,720	2.31%	496,141	4,852	3.96%
Total interest earning assets	31,604,342	298,779	3.79%	30,991,149	327,469	4.26%
Allowance for credit losses	(138,842)			(111,074)
Non-interest earning assets	1,749,752			1,603,922
Total assets	$33,215,252			$32,483,997
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$2,173,628	6,959	1.29%	$1,702,479	5,639	1.34%
Savings and money market deposits	10,412,202	37,756	1.46%	11,453,980	52,817	1.87%
Time deposits	7,510,070	38,107	2.04%	6,907,011	38,965	2.29%
Total interest bearing deposits	20,095,900	82,822	1.66%	20,063,470	97,421	1.97%
Short term borrowings	94,066	367	1.56%	137,378	824	2.40%
FHLB advances	4,414,830	25,084	2.29%	4,660,222	27,374	2.38%
Notes and other borrowings	429,098	5,290	4.93%	404,852	5,309	5.25%
Total interest bearing liabilities	25,033,894	113,563	1.82%	25,265,922	130,928	2.10%
Non-interest bearing demand deposits	4,368,553			3,605,131
Other non-interest bearing liabilities	749,101			657,360
Total liabilities	30,151,548			29,528,413
Stockholders' equity	3,063,704			2,955,584
Total liabilities and stockholders' equity	$33,215,252			$32,483,997
Net interest income		$185,216			$196,541
Interest rate spread			1.97%			2.16%
Net interest margin			2.35%			2.54%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS (LOSS) PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended March 31,
c	2020	2019
Basic earnings per common share:
Numerator:
Net income (loss)	$(30,951)	$65,972
Distributed and undistributed earnings allocated to participating securities	—	(2,697)
Income (loss) allocated to common stockholders for basic earnings per common share	$(30,951)	$63,275
Denominator:
Weighted average common shares outstanding	93,944,529	98,856,775
Less average unvested stock awards	(1,101,370)	(1,171,921)
Weighted average shares for basic earnings (loss) per common share	92,843,159	97,684,854
Basic earnings (loss) per common share	$(0.33)	$0.65
Diluted earnings (loss) per common share:
Numerator:
Income (loss) allocated to common stockholders for basic earnings per common share	$(30,951)	$63,275
Adjustment for earnings reallocated from participating securities	—	5
Income (loss) used in calculating diluted earnings per common share	$(30,951)	$63,280
Denominator:
Weighted average shares for basic earnings (loss) per common share	92,843,159	97,684,854
Dilutive effect of stock options and certain shared-based awards	—	279,779
Weighted average shares for diluted earnings per common share	92,843,159	97,964,633
Diluted earnings (loss) per common share	$(0.33)	$0.65

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended March 31,
	2020	2019
Financial ratios (4)
Return on average assets	(0.37)%	0.82%
Return on average stockholders’ equity	(4.1)%	9.1%
Net interest margin (3)	2.35%	2.54%

	March 31, 2020	December 31, 2019
Asset quality ratios
Non-performing loans to total loans (1)(5)	0.85%	0.88%
Non-performing assets to total assets (2) (5)	0.61%	0.63%
Allowance for credit losses to total loans	1.08%	0.47%
Allowance for credit losses to non-performing loans (1) (5)	126.41%	53.07%
Provision for credit losses to average loans (4)	0.53%	0.04%
Net charge-offs to average loans (4)	0.13%	0.05%

(1)
We define non-performing loans to include non-accrual loans and loans other than government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	On a tax-equivalent basis.

(4)	Annualized for the three month periods.

(5)
Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $49.1 million or 0.21% of total loans and 0.15% of total assets, at March 31, 2020; compared to $45.7 million or 0.20% of total loans and 0.14% of total assets, at December 31, 2019.

Non-GAAP Financial Measures
Pre-tax, pre-provision income is a non-GAAP financial measure. Management believes this measure is relevant to understanding the performance of the Company attributable to elements other than the provision for credit losses, particularly in view of the adoption of the CECL accounting methodology in the current quarter, which may impact comparability of operating results to prior periods. This measure also provides a meaningful basis for comparison to other financial institutions. The following table reconciles the non-GAAP financial measurement of pre-tax, pre-provision income to the comparable GAAP financial measurement of income (loss) before income taxes for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
Income (loss) before income taxes (GAAP)	$(40,422)	$90,185
Plus: Provision for credit losses	125,428	10,281
Pre-tax, pre-provision income (non-GAAP)	$85,006	$100,466